Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Charles Boyle	July 24, 2013
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FINANCIAL RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013

Consolidated Results of Operations - Three-Month Periods Ended June 30, 2013 and 2012:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended June 30, 2013, reported net income was $2.9 million, or $.23 per diluted share, as compared to $2.5 million, or $.19 per diluted share, during the second quarter of 2012.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), after adjusting the reported results for the three-month periods ended June 30, 2013 and 2012 for the net impact of the transaction costs recorded in each period, our adjusted net income increased $394,000, or $.04 per diluted share, to $3.0 million, or $.24 per diluted share during the second quarter of 2013, as compared to $2.6 million, or $.20 per diluted share during the second quarter of 2012. The increase in adjusted net income during the second quarter of 2013, as compared to the second quarter of 2012, was attributable primarily to a decrease in amortization expense recorded on intangible assets.

As calculated on the attached Supplemental Schedule, our adjusted funds from operations (“AFFO”) were $8.44 million, or $.67 per diluted share, during the second quarter of 2013, as compared to $8.37 million, or $.66 per diluted share, during the second quarter of 2012.

Consolidated Results of Operations - Six-Month Periods Ended June 30, 2013 and 2012:

For the six-month period ended June 30, 2013, reported net income was $6.4 million, or $.50 per diluted share, as compared to $12.0 million, or $.95 per diluted share, during the comparable six-month period of 2012.

As reflected on the Supplemental Schedule, our reported net income during the six-month period ended June 30, 2012 included a $7.4 million net gain on the divestiture of property owned by an unconsolidated LLC. After neutralizing the impact of the gain recorded in last year’s six-month period, as well as the transaction costs recorded during each period, our adjusted net income increased by $1.2 million, or $.09 per diluted share, to $6.5 million, or $.51 per diluted share, during the first six months of 2013 as compared to $5.3 million, or $.42 per diluted share, during the comparable period of 2012. The $1.2 million increase in adjusted net income was attributable to: (i) an increase of $685,000 resulting from a decrease in amortization expense recorded on intangible assets, and; (ii) a net combined increase of $559,000 resulting primarily from a net increase in income generated at our properties.

As calculated on the Supplemental Schedule, our AFFO increased by $385,000 to $17.5 million, or $1.38 per diluted share, during the first six months of 2013, as compared to $17.1 million, or $1.35 per diluted share, during the comparable period of 2012. The increase was attributable to a $1.2 million increase in adjusted net income, as discussed above, partially offset by a $859,000 decrease in the add-back of depreciation and amortization expense recorded on our consolidated investments and unconsolidated affiliates. The decrease in the add-back of depreciation and amortization expense resulted primarily from a decrease in amortization expense recorded on intangible assets.

Capital Resources Information:

At June 30, 2013, we had $90.4 million of borrowings outstanding under our $150 million revolving credit agreement and $49.3 million of available borrowing capacity, net of outstanding borrowings and letters of credit.

We filed a Registration Statement with the Securities and Exchange Commission which became effective in November 2012, under which we can offer up to $50 million of our securities pursuant to supplemental prospectuses which we may file from time to time. No offering will be made except pursuant to such supplemental prospectuses.

Dividend Information:

The second quarter dividend of $.625 per share was paid on June 28, 2013.

Acquisition and Construction Activity:

On June 6, 2013, we purchased the 5004 Poole Road medical office building (“MOB”), located in Denison, Texas, on the campus of Texoma Medical Center, a wholly-owned subsidiary of UHS. This single-tenant MOB, which was purchased for approximately $625,000, consists of approximately 4,400 rentable square feet and is located adjacent to our Texoma Medical Plaza MOB.

As previously announced, the newly constructed Forney Medical Plaza II located in Forney, Texas was completed and opened in April, 2013. This multi-tenant medical office building, consisting of 30,000 rentable square feet, is owned by a limited partnership in which we hold a 95% non-controlling ownership interest.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have investments in fifty-five properties located in fifteen states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk

Factors in our Form 10-K for the year ended December 31, 2012 and in Item 2-Forward-Looking Statements and Certain Risk Factors in our Form 10-Q for the quarterly period ended March 31, 2013), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, and adjusted funds from operations (“AFFO”) and AFFO per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. AFFO was also computed for the three and six-month periods ended June 30, 2013 and 2012, as reflected on the Supplemental Schedules and discussed herein, since we believe it is helpful to our investors since it adjusts for the effect of a gain on divestiture of property owned by an unconsolidated LLC (during the first six months of 2012) and transaction costs related to acquisitions. FFO/AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO/AFFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO/AFFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2012 and our Report on Form 10-Q for the quarterly period ended March 31, 2013. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Six Months Ended June 30, 2013 and 2012

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Base rental - UHS facilities	$3,804	$3,732	$7,594	$7,488
Base rental - Non-related parties	7,028	6,910	14,074	13,642
Bonus rental - UHS facilities	1,041	1,038	2,139	2,154
Tenant reimbursements and other - Non-related parties	1,521	1,875	3,309	3,525
Tenant reimbursements and other - UHS facilities	108	111	271	208

	13,502	13,666	27,387	27,017

Expenses:
Depreciation and amortization	4,722	5,001	9,536	10,221
Advisory fees to UHS	585	521	1,156	1,054
Other operating expenses	3,744	4,196	7,409	7,666
Transaction costs	49	129	131	649

	9,100	9,847	18,232	19,590

Income before equity in income of unconsolidated limited liability companies (“LLCs”), interest expense and gain, net	4,402	3,819	9,155	7,427

Equity in income of unconsolidated LLCs	461	604	1,030	1,158

Gain on divestiture of property owned by an unconsolidated LLC, net	—	—	—	7,375

Interest expense, net	(1,922)	(1,956)	(3,817)	(3,979)

Net income	$2,941	$2,467	$6,368	$11,981

Basic earnings per share	$0.23	$0.19	$0.50	$0.95

Diluted earnings per share	$0.23	$0.19	$0.50	$0.95

Weighted average number of shares outstanding - Basic	12,675	12,658	12,673	12,655
Weighted average number of share equivalents	13	6	14	5

Weighted average number of shares and equivalents outstanding - Diluted	12,688	12,664	12,687	12,660

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the three months ended June 30, 2013 and 2012

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three months ended		Three months ended
	June 30, 2013		June 30, 2012
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$2,941	$0.23	$2,467	$0.19
Adjustments:
Transaction costs	49	0.01	129	0.01

Subtotal adjustments to net income	49	0.01	129	0.01

Adjusted net income	$2,990	$0.24	$2,596	$0.20

Calculation of Adjusted Funds From Operations (“AFFO”)

	Three months ended		Three months ended
	June 30, 2013		June 30, 2012
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$2,941	$0.23	$2,467	$0.19
Plus: Depreciation and amortization expense:
Consolidated investments	4,660	0.37	4,956	0.39
Unconsolidated affiliates	789	0.06	822	0.07

Funds From Operations (“FFO”)	8,390	0.66	8,245	0.65
Transaction costs	49	0.01	129	0.01

AFFO	$8,439	$0.67	$8,374	$0.66

Dividend paid per share		$0.625		$0.615

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the six months ended June 30, 2013 and 2012

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Six months ended		Six months ended
	June 30, 2013		June 30, 2012
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share

Net income	$6,368	$0.50	$11,981	$0.95
Adjustments:
Less: Gain on divestiture of property owned by an unconsolidated LLC, net	—	—	(7,375)	(0.58)
Transaction costs	131	0.01	649	0.05

Subtotal adjustments to net income	131	0.01	(6,726)	(0.53)

Adjusted net income	$6,499	$0.51	$5,255	$0.42

Calculation of Adjusted Funds From Operations (“AFFO”)

	Six months ended		Six months ended
	June 30, 2013		June 30, 2012
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share

Net income	$6,368	$0.50	$11,981	$0.95
Plus: Depreciation and amortization expense:
Consolidated investments	9,417	0.75	10,138	0.80
Unconsolidated affiliates	1,542	0.12	1,680	0.13
Less: Gain on divestiture of property owned by an unconsolidated LLC, net	—	—	(7,375)	(0.58)

FFO	17,327	1.37	16,424	1.30
Transaction costs	131	0.01	649	0.05

AFFO	$17,458	$1.38	$17,073	$1.35

Dividend paid per share		$1.245		$1.225

Universal Health Realty Income Trust

Condensed Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	June 30,	December 31,
	2013	2012
Assets:

Real Estate Investments:
Buildings and improvements	$376,530	$374,416
Accumulated depreciation	(93,374)	(87,088)

	283,156	287,328
Land	27,154	27,058

Net Real Estate Investments	310,310	314,386

Investments in and advances to limited liability companies (“LLCs”)	33,180	28,636

Other Assets:
Cash and cash equivalents	3,097	3,048
Base and bonus rent receivable from UHS	2,049	2,041
Rent receivable - other	3,107	2,783
Intangible assets (net of accumulated amortization of $11.3 million and $8.2 million at June 30, 2013 and December 31, 2012, respectively)	23,136	26,293
Deferred charges, goodwill and other assets, net	5,770	5,851

Total Assets	$380,649	$383,038

Liabilities:

Line of credit borrowings	$90,350	$81,750
Mortgage and other notes payable, non-recourse to us (including net debt premium of $1.0 million and $1.3 million at June 30, 2013 and December 31, 2012, respectively)	114,103	116,186
Accrued interest	516	539
Accrued expenses and other liabilities	5,119	4,920
Tenant reserves, escrows, deposits and prepaid rents	1,962	1,898

Total Liabilities	212,050	205,293

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2013 - 12,700,612; 2012 - 12,688,998	127	127
Capital in excess of par value	214,404	214,094
Cumulative net income	473,243	466,875
Cumulative dividends	(519,229)	(503,425)

Total Universal Health Realty Income Trust Shareholders’ Equity	168,545	177,671
Non-controlling equity interest	54	74

Total Equity	168,599	177,745

Total Liabilities and Equity	$380,649	$383,038